Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, POWERS,

PREFERENCES AND RIGHTS

OF THE

8.625% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES J

($10,000.00 initial liquidation preference per share)

OF

JPMORGAN CHASE & CO.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

JPMORGAN CHASE & CO., a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that the following resolution was duly adopted by the Stock Committee of the Board of Directors of the Corporation in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation and pursuant to the authority duly delegated thereto by the Board of Directors of the Corporation:

RESOLVED, that the Corporation be, and hereby is, authorized to issue a new series of its preferred stock, par value $1.00 per share, with a liquidation preference, in the aggregate, of up to $1,800,000,000 on the following terms, with the following designations, powers, preferences and rights:

1. Designation and Amount; Fractional Shares. The series of preferred stock shall be designated as the “8.625% Non-Cumulative Perpetual Preferred Stock, Series J” (the “Series J Preferred Stock”). The Series J Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of Series J Preferred Stock shall be $1,800,000,000 (180,000) shares. The Series J Preferred Stock is issuable in whole shares only.

2. Dividends.

(a) Holders of Series J Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $10,000 per share of Series J Preferred Stock, and no more, payable quarterly in arrears on each March 1, June 1, September 1 and December 1 (each such day on which dividends are payable a “Dividend Payment Date”).

In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the original issue date of the Series J Preferred Stock to but excluding the next Dividend Payment Date. Dividends on each share of Series J Preferred Stock will accrue on the liquidation preference of $10,000 per share at a rate per annum equal to 8.625%, for each Dividend Period.

Each such dividend shall be paid to the holders of record of shares of Series J Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 30 days preceding the payment date thereof, as shall be fixed by the Board of Directors or any duly authorized committee of the Board of Directors of the Corporation. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

A “Business Day” shall mean any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

(b) Dividends on shares of Series J Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series J Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series J Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series J Preferred Stock.

(c) No full dividends shall be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, on a parity with or junior to the Series J Preferred Stock for any period unless full dividends on the shares of the Series J Preferred Stock for the most recently completed Dividend Period have been or contemporaneously are declared and paid (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment). When dividends are not paid in full, as aforesaid, upon the shares of the Series J Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series J Preferred Stock, all dividends declared and paid upon shares of the Series J Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series J Preferred Stock shall be declared and paid pro rata. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then-current dividend payments due on shares of Series J Preferred Stock and the aggregate of the current and accrued dividends due on any series of preferred stock ranking on a parity as to dividends with the Series J Preferred Stock. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series J Preferred Stock.

(d) So long as any shares of the Series J Preferred Stock are outstanding, no dividend (other than a dividend in common stock or in any other stock ranking junior to the Series J Preferred Stock as to dividends and upon liquidation, dissolution or winding up and other than as provided in the paragraph directly above) shall be declared or paid or set aside for payment or other distribution declared or made upon the common stock or upon any other stock ranking junior to or on a parity with the Series J Preferred Stock as to dividends or upon liquidation, dissolution or winding up, nor shall any common stock or any other stock of the Corporation ranking junior to or on a parity with the Series J Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series J Preferred Stock as to dividends and upon liquidation, dissolution or winding up), unless, in each case, full dividends on all outstanding shares of the Series J Preferred Stock shall have been paid or declared and set aside for payment in respect of the most recently completed Dividend Period.

3. Liquidation Preference. (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the shares of the Series J Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution shall be made on the common stock or on any other class of stock ranking junior to the Series J Preferred Stock upon liquidation, the amount of $10,000 per share, plus an amount equal to any declared and unpaid dividends on each such share without accumulation of undeclared dividends.

(b) After the payment to the holders of the shares of the Series J Preferred Stock of the full preferential amounts provided for in this Section 3, the holders of the Series J Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(c) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the shares of the Series J Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the shares of the Series J Preferred Stock are not paid in full, the holders of the shares of the Series J Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributions to which they are entitled.

(d) Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 3.

4. Preemption and Conversion. The holders of Series J Preferred Stock shall not have any rights of preemption or rights to convert such Series J Preferred Stock into property or shares of any other class or series of capital stock of the Corporation.

5. Voting Rights.

(a) The Series J Preferred Stock, except as provided herein or as otherwise from time to time required by law, shall have no voting rights. Whenever, at any time or times, dividends payable on the shares of Series J Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series J Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Parity Preferred Stock (as defined in Section 8) outstanding at the time upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders and at each subsequent annual meeting of stockholders until full dividends have been paid on the Series J Preferred Stock for at least four quarterly consecutive Dividend Periods, as applicable, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of Series J Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled only by the affirmative vote of the holders of shares of Series J Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then excercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(b) So long as any shares of any Series J Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series J Preferred Stock and any Voting Parity Stock, voting together as a class, (i) authorize, create or issue any capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up, prior to such Series J Preferred Stock, or reclassify any authorized capital stock of the Corporation into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, or (ii) amend, alter or repeal the certificate of designations for such Series J Preferred Stock, or the Certificate of Incorporation of the Corporation, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of such Series J Preferred Stock. Any increase in the amount of authorized common stock or other authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of stock, in each case ranking on a parity with or junior to the shares of Series J Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.

(c) In exercising the voting rights set forth in this Section 5 or when otherwise granted voting rights by operation of law or by the Corporation, each share of Series J Preferred Stock shall be entitled to one vote (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

(d) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of Series J Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of Series J Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

6. Redemption.

(a) The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem out of funds legally available therefor, in whole or in part, the shares of Series J Preferred Stock at the time outstanding, at any time on any Dividend Payment Date on or after the Dividend Payment Date on September 1, 2013, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series J Preferred Stock shall be $10,000 per share plus an amount equal to any dividends that have been declared but not paid on the shares of Series J Preferred Stock called for redemption.

(b) Notice of every redemption of shares of Series J Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series J Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series J Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series J Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates representing such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series J Preferred Stock is held in book-entry form through The Depository Trust Company, the Corporation may give such notice in any manner permitted by The Depository Trust Company.

(c) In case of any redemption of only part of the shares of Series J Preferred Stock at the time outstanding, the shares of Series J Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series J Preferred Stock in proportion to the number of Series J Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series J Preferred Stock shall be redeemed from time to time.

(d) If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all other rights with respect to such shares shall forthwith on such redemption date cease and terminate, except for the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(e) Shares of Series J Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

7. Amendment of Resolution. The Board of Directors reserves the right from time to time to increase or decrease the number of shares that constitute the Series J Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Certificate of Incorporation.

8. Rank. Any stock of any class or classes or series of the Corporation shall be deemed to rank:

(a) prior to shares of the Series J Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series J Preferred Stock;

(b) on a parity with shares of the Series J Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series J Preferred Stock, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to or otherwise based on their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series J Preferred Stock (the term “Parity Preferred Stock” being used to refer to any stock on a parity with the shares of Series J Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the content may require); and

(c) junior to shares of the Series J Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be common stock or if the holders of the Series J Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series.

The Series J Preferred Stock shall rank as to dividends and upon liquidation, dissolution or winding up on a parity with the Corporation’s Fixed- to- Floating Rate Non-Cumulative Preferred Stock, Series I, 6.15% Cumulative Preferred Stock Series E, 5.72% Cumulative Preferred Stock Series F and 5.49% Cumulative Preferred Stock Series G.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 21st day of August, 2008.

JPMORGAN CHASE & CO.

By:	/s/ Anthony J. Horan
Name:	Anthony J. Horan
Title:	Corporate Secretary

8